interinbox

Contract of Employment

Between

Interinbox SA, route Pré-Bois 29, 1215, Genève, Suisse (employer)

And

First and last name: Nicholas Eckert

Postal address: 490 rue d'allemogne, 01710 Thoiry, FRANCE

Date-of-birth: April 2nd, 1970

Civil status: Married

Social Security ('AHV') No.: ______________________

(employee)

The following contract of employment is concluded:

Description of post:	**Managing Director**
Occupation:	**100%**
Start of contract of employment:	**1st of September 2012**
Duration of contract of employment:	**Undetermined**

1. Place of work

The place of work is Meyrin, Switzerland. The employee agrees to travel as often as it may be necessary in order to carry out his duties as Managing Director.

2. Probationary Time Period

The probationary time period is 3 months, during which the contractual employment can be terminated by either party under observance of a time period of notice of 7 days.

3. Working Hours

The normal work hours at 100% are 40 hours per week, 8 hours per day. From 9-12 and 14-17 o'clock are considered as time of presence. Extra hours expressly required by the Employer are to be compensated

by free time of the same duration.

4. Reporting
The employee reports directly to the Executive Director.

5. Duties of Due Care and Fidelity
The Employee is to carry out the work assigned to him or her with all due care and to treat the materials and/or working tools respectively entrusted to him or her with all due care. During the duration of the contract of employment, the employee may not carry out work for third parties against remuneration in so far as the employee infringes his or her duty of loyalty and in particular is in competition with the employer.

6. Remuneration
The total gross annual salary at 100% is CHF 145'200 paid in 12 monthly installments.

7. Contributions for social insurance and other deductions

The statutory contributions required to the state 'AHV', 'EO' and 'ALV Schemes (Pension Schemes, Remuneration Compensation and Unemployment Insurance) are payable as to half each by the Employee and the Employer. The premium contribution to the corporate pension scheme of the Employer is to conform to the requirements of the Swiss Occupational Pensions Legislation ('BVG – Berufsvorsorgegesetz').

It is mandatory in Switzerland that the employee obtains a medical insurance through his own means. The employee will be covered under a legal accident insurance against professional and non-professional accidents.

8. Vacations
The employee is entitled to paid vacation of 4 weeks (20 working days) per annum. During an incomplete year of employment, paid vacation entitlement is to be pro rata temporis. Public holidays in the Canton of Genève shall not be included in the days of vacation.

9. Termination of the Contractual Employment
The employment relationship can be terminated by either party in writing. After the probationary period and until the end of the first year, a contract may be terminated by either party upon one month's notice from the end of a month. From the 2nd to the 9th year of service, a contract may be terminated upon two month's notice from the end of a month, and as of the 10th working year, three month's notice from the end of a month.

interinbox

10. Proprietary Rights

The employee hereby assigns to the employer proprietary rights including, but not limited to, all written documents, all patents, copyrights and trade secrets the employee may have or acquire by operation of law or otherwise, in all documents, inventions and ideas related to the services performed by the employee or derived from his access to confidential information provided by the employer.

11. Alterations to this Contract of Employment

All alterations to this contract of employment are to require the written agreement of both the parties.

12. Applicable Law

All disputes under this contract of employment are solely to be settled by the application of the Swiss law. The Place of Jurisdiction is Canton de Genève.

13. Special Agreements

The following special written agreements are enacted (Annex to the Contract of Employment):

Annex 1: Job description

Should it be determined that any provision or term of this contract is or has become invalid, illegal or unenforceable, the Parties will negotiate in good faith and agree upon the necessary reasonable adjustments of the contract in order to secure the vital interests of the Parties and the main objectives prevailing at the time of signature of this contract and in such way as to reflect the original intent of the Parties as closely as possible in an acceptable manner so that their wishes such as set forth herin are fulfilled to the extent possible.

Place and date: Geneva 1 Sept 2012

The Employer:

Nicholas Eckert

The Employee:

interinbox

Annex 1

Responsible for establishing and accomplishing business objectives and obtaining profit by managing staff and exploiting licenses.

Responsibilities:

- Increases company's effectiveness by recruiting, selecting, orienting, training, coaching, counseling, and disciplining employees; communicating values, strategies, and objectives; assigning accountabilities; planning, monitoring, and appraising job results; developing incentives; developing a climate for offering information and opinions.
- Develops strategic plan by studying technological and financial opportunities; presenting assumptions; recommending objectives.
- Accomplishes subsidiary objectives by establishing plans, budgets, and results measurements; allocating resources; reviewing progress; making mid-course corrections.
- Coordinates efforts by establishing procurement, production, marketing, field, and technical services policies and practices; coordinating actions with staff.
- Builds company image by collaborating with customers and employees; enforcing ethical business practices.
- Maintains quality service by establishing and enforcing organization standards.
- Maintains professional and technical knowledge by attending educational workshops; reviewing professional publications; establishing personal networks; benchmarking state-of-the-art practices; participating in professional societies.
- Contributes to team effort by accomplishing related results as needed.